Exhibit 4.3

HEALTHMARKETS, INC.
Agency Matching Total Ownership Plan
(As Amended and Restated Effective April 5, 2006)
(“AMTOP”)

Sponsoring Company	Participating Agencies
HealthMarkets, Inc. 9151 Boulevard 26 North Richland Hills, Texas 76180	UGA - Association Field Services, a division of The MEGA Life and Health Insurance Company 500 Grapevine Highway, Suite 300 Hurst, Texas 76054

New United Agency, Inc. 500 Grapevine Highway, Suite 300 Hurst, Texas 76054

Performance Driven Awards, Inc. 500 Grapevine Highway, Suite 300 Hurst, Texas 76054
For Information Call:
Ms. Karie Graves
UGA- Association Field Services
500 Grapevine Highway
Suite 300
Hurst, Texas 76054
(817) 255-3839
Karie.Graves@hmamg.com
As Amended and Restated: April 5, 2006

HEALTHMARKETS, INC.
Agency Matching Total Ownership Plan (Amtop)
ARTICLE I.
DEFINITIONS
          The following capitalized terms shall have the respective meaning assigned to them below. If not otherwise defined in this plan document, capitalized terms shall have the meaning assigned to them in ATOP.
          1.1. “Administrator” means HealthMarkets, or any person or persons authorized by the Board of Directors of HealthMarkets (the “Board”) to administer AMTOP.
          1.2. “Affiliates” means a wholly owned subsidiary of HealthMarkets.
          1.3. “Agent” means any independent insurance agent or independent field services representative (“FSR”) who is contracted or associated with a Participating Agency and who is not an employee of such Participating Agency.
          1.4. “Agent Plan Administrative Committee” shall have the meaning set forth in Section 2.8 hereof.
          1.5. “AMTOP means this HealthMarkets Agency Matching Total Ownership Plan, as amended and restated effective April 5, 2006.
          1.6. “AMTOP Account” means a separate book account of each Participant’s AMTOP Equivalent Shares, as maintained by the Administrator.
          1.7. “AMTOP Credits” means Matching Credits, Bonus Credits, Forfeiture Credits, Dividend Credits and Founder’s Credits that the Administrator posts to Participants’ AMTOP Accounts, as set forth in Article IV.
          1.8. “AMTOP Credit Addendum” means the addendum filed with the Administrator by each Participating Agency, which sets forth the production requirements and the Matching Percentage applicable to a Participating Agency’s participating Agents. Such AMTOP Credit Addenda are incorporated by reference into this AMTOP plan document.
          1.9. “AMTOP Payment” means the vested portion of the AMTOP Credits transferred to a Participant’s ATOP Account pursuant to Section 5.7.
          1.10. “ATOP” means the HealthMarkets Agents’ Total Ownership Plan, as amended and restated effective April 5, 2006.
          1.11. “Board” shall mean the Board of Directors of HealthMarkets, as constituted from time to time.
          1.12. “Bonus Credits” means Equivalent Shares which a Participating Agency in its sole discretion may request the Administrator on behalf of the Sponsoring Company to post to AMTOP Accounts of certain Participants, including but not limited to any credits under ITOP or any other cash and wealth program of the Sponsoring Company or any Participating Agency or Affiliate transferred to AMTOP.

          1.13. “Calendar Year” means the twelve (12) month period commencing on January 1 and ending on December 31.
          1.14. “Contract” means “Independent Insurance Agent Commission-Only Contract and/or FSR Agreement between the Participant and a Participating Agency.”
          1.15. “Disability” means a Participant’s physical or mental disability to be determined by reference to the effective Social Security guidelines.
          1.16. “Dividend Credits” means Equivalent Shares that the Administrator posts to each Participant’s AMTOP Account in any month on behalf of the Sponsoring Company pursuant to Section 4.5.
          1.17. “Effective Date” means April 5, 2006.
          1.18. “Equivalent Shares” means a book credit representing the number of whole Shares which would have been purchased had AMTOP Credits been invested in Shares on the date such credits were posted to each Participant’s AMTOP Account.
          1.19. “Fair Market Value” of a Share shall be determined as of each Valuation Date or Special Dividend Valuation Date, as applicable, by the Board in good faith. In determining “Fair Market Value,” the Board will consider (among other factors it deems appropriate) the valuation prepared by The Blackstone Group (“Blackstone”) in the ordinary course of business for reporting to its advisory board and investors. Within not more than ten (10) business days following each Valuation Date or Special Dividend Valuation Date, as applicable, Blackstone will deliver to the Board its current valuation, and within not more than five (5) business days thereafter the Board shall deliver to the Sponsoring Company, the Administrator and each Participating Agency its determination of Fair Market Value of a Share as of the immediately preceding Valuation Date or Special Dividend Valuation Date, as applicable. References throughout this plan document to the “current” or “then” Fair Market Value or the Fair Market Value “as of” a particular date shall be deemed to mean, in each case, the Fair Market Value of a Share as of the immediately preceding Valuation Date or Special Dividend Valuation Date, as applicable. Notwithstanding the foregoing, if there is a regular public trading market for such Shares, “Fair Market Value” shall mean, as of any given date, the mean between the highest and lowest reported sales prices of a Share during normal business hours on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed or on NASDAQ.
          1.20. “Forfeiture Credit Pools” means separate pools of Matching Credits, Dividend Credits and/or certain Bonus Credits, in each case which are forfeited under Article V by Participants in AMTOP who experience a Termination Date or a Complete Withdrawal under Section 8.3(a) of ATOP between July 1 of the prior Plan Year and June 30 of the current Plan Year.
          1.21. “Forfeiture Credits” means Matching Credits, Dividend Credits and/or certain Bonus Credits transferred by the Administrator from the Forfeiture Credit Pools to the AMTOP Accounts of Participants who qualify under Section 4.4.
          1.22. “Founder’s Credits” means Equivalent Shares that the Administrator posts to the AMTOP Accounts of Participants who qualify under Section 4.3.

          1.23. “HealthMarkets” means HealthMarkets, Inc. (formerly UICI), a Delaware corporation.
          1.24. “ITOP” means the HealthMarkets Initial Total Ownership Plan, as amended and restated as of April 5, 2006.
          1.25. “Matching Credit” means Equivalent Shares that the Administrator posts to each Participant’s AMTOP Account in any month on behalf of the Sponsoring Company, pursuant to Section 4.1.
          1.26. “Matching Percentage” means the percentage designated from time to time by each Participating Agency on an AMTOP Credit Addendum for purposes of determining the Matching Credits to be posted pursuant to Section 4.1 to a Participant’s AMTOP Account by the Administrator on behalf of the Sponsoring Company; provided, however, that the Matching Percentage is established initially at one hundred percent (100%).
          1.27. “Participant” means an Agent who is eligible to participate in AMTOP pursuant to Section 3.1 of AMTOP.
          1.28. “Participating Agency” means any insurance agency, company, or other organization, which, with the consent of the Sponsoring Company, adopts AMTOP.
          1.29. “Period of Ineligibility” means a period of twelve (12) consecutive calendar months during which a person who was a Participant in AMTOP prior to the commencement of such period is not eligible to participate in AMTOP due to such Participant’s complete withdrawal from ATOP under Section 8.3(a) of ATOP.
          1.30. “Plan Year” means the Calendar Year.
          1.31. “Share” means a share of HealthMarkets’ Class A-2 common stock, $.01 par value per share.
          1.32. “Special Dividend” means any cash dividend declared and paid by the Sponsoring Company with respect to Shares that has been so designated by the Board as a Special Dividend for purposes of ATOP.
          1.33. “Special Dividend Valuation Date” shall mean the date on which the Board designates and declares a Special Dividend.
          1.34. “Sponsoring Company” shall mean HealthMarkets.
          1.35. “Termination Date” means the date on which the Participant’s contractual relationship with a Participating Agency is terminated due to such Participant’s Disability (as defined in Section 1.14) or such Participant’s death, or the actual date on which the Participant otherwise ceases to be a member of or contracted with a Participating Agency.
          1.36. “Valuation Date” shall mean each March 31, June 30, September 30 and December 31 of each Plan Year.
          1.37. “Years of Participation” means the number of consecutive full Plan Years elapsed since the date the Participant became eligible and has filed with the Administrator a properly completed Participant’s Election Form subsequent to the end of such Participant’s most recent Period of Ineligibility, if any.

ARTICLE II.
GENERAL
          2.1. History and Purpose – HealthMarkets has established the following plans for the benefit of agents contracted with Participating Agencies that sell insurance policies and ancillary products issued by or reinsured by insurance company subsidiaries of HealthMarkets and the FSRs that enroll members in various membership associations:
A.	the HealthMarkets Agents’ Total Ownership Plan I (“ATOP I”), as amended and restated as of July 1, 2004;

B.	the HealthMarkets Agents’ Total Ownership Plan II (“ATOP II”), as amended and restated as of July 1, 2004’

C.	the HealthMarkets Agents’ Matching Total Ownership Plan I (“AMTOP I”), as amended and restated as of July 1, 2004;

D.	the HealthMarkets Agents’ Matching Total Ownership Plan II (“AMTOP II”), as amended and restated as of July 1, 2004;
Collectively, ATOP I and ATOP II are sometimes referred to herein as the “Agent Contribution Plans”; AMTOP I and AMTOP II sometimes collectively referred to as the “Agent Matching Plans”; and the Agent Contribution Plans and the Agent Matching Plans, together with ITOP, are sometimes collectively referred to as the “TOP Plans.” The Sponsoring Company maintains the TOP Plans to promote the mutual interests of HealthMarkets and its stockholders, on the one hand, and the agents contracted with Participating Agencies that sell insurance policies and ancillary products issued by or reinsured by insurance company subsidiaries of HealthMarkets and the FSRs that enroll members in various membership associations, on the other hand. Through the TOP Plans, the Sponsoring Company seeks to provide a continuing incentive to such agents and FSRs to sell such insurance policies and ancillary products and to enroll such members, thereby providing HealthMarkets and its stockholders with the benefit of having agents and FSRs whose performance is motivated through a closer identity of interests with HealthMarkets’ stockholders.
          2.2. Amended and Restated Agent Matching Plans - As of the Effective Date, (a) the Agent Matching Plans shall be consolidated as one plan and thereafter referred to as the “HealthMarkets Agents’ Matching Total Ownership Plan,” or “AMTOP”, (b) each of the Agent Matching Plans shall be and is hereby amended and restated in its entirety as provided in this plan document, and (c) the Agent Contribution Plans shall be consolidated as one plan and thereafter referred to therein and herein as the “HealthMarkets Agents’ Total Ownership Plan,” or “ATOP”.
          2.3. Shares – As of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of September 15, 2005 (the “Merger Agreement”), among the Sponsoring Company and certain entities formed by Blackstone, DLJ Merchant Banking Partners IV, L.P. and Goldman, Sachs & Co.), each Matching Credit then posted to a Participant’s AMTOP Account under any Agent Matching Plan shall represent an equivalent book credit representing one Share (as defined in Section 1.31 above) and shall thereafter constitute a Matching Credit in accordance with and subject to the terms of AMTOP. The rights and obligations of the holders of each Share shall be as set forth in the Certificate of Incorporation of HealthMarkets to be effective as of the Effective Time (as defined in the Merger Agreement), the terms of which are specifically incorporated herein by reference thereto.
          2.4. Non-Qualified Plan. - AMTOP is not intended to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”) or an employee benefit plan under the Employee Retirement Income Security Act of 1974 (“ERISA”) and is not subject to the vesting, funding, nondiscrimination, or other requirements imposed on such plans by the Code and ERISA.
          2.5. Applicable Laws - AMTOP shall be construed and administered according to the internal laws of the State of Texas.
          2.6. Gender And Number - Where the context requires, words in any gender include the other gender, words in the singular include the plural, and words in the plural include the singular.
          2.7. Evidence - Evidence required of anyone under AMTOP may include, but is not limited to, valid certificates, affidavits, documents, or other information considered pertinent and reliable by the Administrator.
          2.8. AMTOP Administration
          (a) Subject in all respects to the specific provisions hereof, the Sponsoring Company hereby appoints the Administrator to manage the operation and administration of AMTOP.
          (b) The Administrator shall appoint a committee (the “Agent Plan Administrative Committee”), to consist of five persons, of which four persons shall be members of management of the Company and one person shall be a representative designated by The Blackstone Group (the “Blackstone Designee”). The initial members of the Administrative Committee shall be William J. Gedwed, Mark Hauptman, Bruce Madrid, Troy McQuagge and Matthew S. Kabaker (who shall constitute the Blackstone Designee). Any vacancy occurring in the Agent Plan Administrative Committee (by death or resignation or otherwise) may be filled by the affirmative vote of a majority of the remaining members, provided, however, that each such successor member of the Agent Plan Administrative Committee shall be approved by The Blackstone Group.
          (c) The Agent Plan Administrative Committee shall act in an advisory capacity to the Administrator and the Board in connection with the administration of AMTOP. The Agent Plan Administrative Committee shall meet as, if and when required under the terms of AMTOP, shall cause minutes of its proceedings to be prepared and shall regularly report to the Board with respect to its decisions and deliberations and otherwise upon the request of the Board. At all meetings of the Agent Plan Administrative Committee, a majority of the members (which for this purpose must include the Blackstone Designee) shall constitute a quorum for the transaction of business, and the vote of a majority of the members present at a meeting at which a quorum is in attendance shall be the act of the Agent Plan Administrative Committee, in each case if and so long as either the Board or the Blackstone Designee consents to the taking of such action by the Agent Plan Administrative Committee.
          (d) Notice of meetings of the Agent Plan Administrative Committee shall be made to each member within not less than two (2) business days prior to such meeting, which notice shall be made either (i) in person, (ii) in writing, (iii) by email, telecopy, or similar means, or (iv) by any other method permitted by law. Any action which may be taken at a meeting of the Agent Plan Administrative Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members, and such consent shall have the same force and effect as a unanimous vote of such members. The consent may be in one or more counterparts so long as each member signs one of the counterparts. Members may participate in and hold a meeting by means of a conference telephone or similar communications equipment by means of which persons participating in the meeting can hear each other.
          (e) The Company shall indemnify and hold harmless, to the full extent permitted by law, each of the members of the Agent Plan Administration Committee against any and all losses, claims, damages or liabilities, joint or several, and expenses (including without limitation reasonable attorneys’ fees and any and all reasonable expenses incurred investigating, preparing or defending against any litigation, commenced or threatened, or any claim, and any and all amounts paid in any settlement of any such claim or litigation) to which such member may become subject, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon the such person’s activities as a member of the Agent Plan Administration Committee. The provisions of this Section 2.8(e) are intended to be for the benefit of, and shall be enforceable by, each member of the Agent Plan Administration Committee and their respective successors, heirs and representatives.
          (f) A designee of each of the GS Investor Group and the DLJ Investor Group shall be entitled to notice of, to attend and to observe the proceedings of each meeting of the Agent Plan Administrative Committee. For this purpose “DLJ Investor Group” shall mean DLJ Merchant Banking Partners IV, L.P., DLJ Offshore Partners IV, L.P., MBP IV Investors, L.P., CSFB Strategic Partners Holdings III, L.P. and any Permitted Transferee (as such term is defined in that certain Stockholders Agreement, dated as of April 5, 2006, between HealthMarkets and the stockholders named therein (the “Stockholders Agreement”)) thereof, and “GS Investor Group” shall mean Mulberry Holdings I, LLC and Mulberry Holdings II, LLC and any Permitted Transferee (as such term is defined in the Stockholders Agreement) thereof.
          2.9. Action By the Sponsoring Company, Administrator, the Agent Plan Administrative Committee or Participating Agency - Any action required or permitted to be taken by the Sponsoring Company, the Administrator, the Agent Plan Administrative Committee or any Participating Agency under AMTOP shall be taken by an officer duly authorized to take such action by the Board, Administrator, the Agent Plan Administrative Committee or a Participating Agency, as the case may be. If a Participating Agency is not a corporation, any action required or permitted to be taken under AMTOP shall be by the individual or individuals authorized to take such action on behalf of a Participating Agency, as identified to Administrator. The Administrator shall have no duty to investigate or confirm the validity of such identified individual’s authority to act.
ARTICLE III.
PARTICIPATION
          3.1. Eligibility For Participation - Subject to the terms and conditions of AMTOP, each Agent will become eligible for participation in AMTOP after completion of one (1) full Calendar Year following the date the Agent entered into a written Contract with a Participating Agency and has fulfilled all ITOP eligibility requirements or, in the case of a Complete Withdrawal by a Participant pursuant to Section 8.3(a) of ATOP, such Agent has completed the Period of Ineligibility, provided that such Agent has properly completed a Participant’s Election Form and such form has been received and acknowledged by the Administrator.
          3.2. Termination - The Participant shall become ineligible to participate in AMTOP on his or her Termination Date.

          3.3. Participation Not Contract Of Employment - AMTOP does not constitute a contract of employment, and participation in AMTOP will not give any Participant the right to be retained in the service of a Participating Agency or HealthMarkets either as an employee or an independent contractor, nor to any right or claim to any benefit under AMTOP, unless such right or claim has specifically accrued under the terms of AMTOP.
ARTICLE IV.
AMTOP CREDITS
          4.1. Matching Credit - For any given month, a Participant must meet the production requirement set forth on the applicable AMTOP Credit Addendum and make an ATOP contribution to be eligible for the Matching Credit; provided, however, that in no event shall the value of a monthly Matching Credit exceed $2,000 in any given month. Each month the Administrator will post on behalf of a Participating Agency a Matching Credit to the AMTOP Account of each Participant eligible for such Matching Credit. Except as provided in the applicable AMTOP Credit Addendum, the Matching Credit posted to each Participant’s AMTOP Account, if any, shall equal the number of Shares purchased under ATOP for that month with the Participant’s ATOP contribution, excluding any Enhancement Amounts (as that term is defined in ATOP), multiplied by the Matching Percentage. The posting date of the Matching Credit will be the same day as the Participant’s Credit Date (as that term is defined in ATOP) for the Participant’s ATOP contributions for the month.
          4.2. Bonus Credits - A Participating Agency in its discretion (with the approval of the Agent Plan Administrative Committee) may request the Administrator from time to time to post Bonus Credits to all, or to a group constituting of less than all, Participants’ AMTOP Accounts. Unless otherwise directed by the Administrator and approved by the Agent Plan Administrative Committee in any Plan Year and communicated to Participants, Bonus Credits forfeited under Article V do not become a part of the Forfeiture Credit Pool.
          4.3. Founder’s Credits - Each AMTOP Participant shall have one Founder’s Credit posted to his or her AMTOP Account for each Matching Credit that is so posted during the twelve (12) months following the Effective Time. Founder’s Credits shall be subject to the same terms and conditions as Matching Credits, provided, however, that Founder’s Credits forfeited under Article V shall not become a part of the Forfeiture Credit Pool.
          4.4. Allocation of Forfeiture Credits -
          (a) Subject to the special allocation provisions of subparagraph (d) hereof, on June 30 of each Plan Year, the Administrator will determine and post a Forfeiture Credit to each active Participant’s AMTOP Account from the Forfeiture Credit Pool. Each Participant’s Forfeiture Credit shall be determined, to the nearest whole Equivalent Share, by multiplying the Forfeiture Credit Pool by a fraction, (i) the numerator of which is the total Matching Credits which were posted to the Participant’s AMTOP Account for the period beginning July 1 of the previous Plan Year and ending June 30 of the current Plan Year (the “Calculation Period”) and (ii) the denominator of which is the aggregate of the Matching Credits posted to all active Participants’ AMTOP Accounts for the Calculation Period; provided, however, that, for purposes of calculating the numerator and the denominator of such fraction, the total number of Matching Credits credited to any Participant’s AMTOP Account during such Calculation Period shall be deemed not to exceed the amount of $15,000 divided by the Fair Market Value of Shares as of the Valuation Date immediately preceding such June 30. For purposes of this Section 4.4, an active Participant is a Participant who is under Contract with a Participating Agency at June 30 of the current Plan Year.

          (b) If and to the extent that (i) the Administrator posts Bonus Credits pursuant to Section 4.2 to AMTOP Accounts of a group of Participants constituting less than all Participants’ AMTOP Accounts (such group of Participants herein referred to as the “Participant Sub-Group”), (ii) the Participating Agency determines in its discretion (with the approval of the Agent Plan Administrative Committee) that, if forfeited, such Bonus Credits shall become a part of the Forfeiture Credit Pool, and Participants in the Participant Sub-Group are so notified at the time such Bonus Credits (“Designated Bonus Credits”) are initially granted, then in such event a Participating Agency may direct the Administrator to post the forfeited Designated Bonus Credits to the AMTOP Accounts of the active Participants in the Participant Sub-Group. A Participant in the Participant Sub-Group who has received the Designated Bonus Credits and is active as of June 30 of the then current year will receive a portion of the forfeited Designated Bonus Credits for the period of July 1 of the prior year to June 30 of the current year determined, to the nearest whole Equivalent Share, by multiplying the number of forfeited Designated Bonus Credits by a fraction, (i) the numerator of which is the total Designated Bonus Credits which were posted to the Participant’s AMTOP Account for the period beginning July 1 of the previous Plan Year and ending June 30 of the current Plan Year (the “Calculation Period”) and (ii) the denominator of which is the aggregate of the Designated Bonus Credits posted to all active Participants’ AMTOP Accounts for the Calculation Period; provided, however, that, for purposes of calculating the numerator and the denominator of such fraction, the total number of Designated Bonus Credits credited to any Participant’s AMTOP Account during such Calculation Period shall be deemed not to exceed the amount of $15,000 divided by the Fair Market Value of Shares as of the Valuation Date immediately preceding such June 30.
          (c) If and to the extent that (i) the Administrator posts Dividend Credits pursuant to Section 4.5 and (ii) the Participating Agency determines in its discretion (with the approval of the Agent Plan Administrative Committee) that such Dividend Credits, if forfeited, shall become a part of the Forfeiture Credit Pool and Participants who initially received such Dividend Credits are so notified at the time such Dividend Credits are granted, then in such event a Participating Agency may direct the Administrator to post the forfeited Dividend Credits to the AMTOP Accounts of the active Participants who initially received such Dividend Credits. A Participant who has received the Dividend Credits while a Participant in AMTOP and is active as of June 30 of the then current year will receive a portion of the forfeited Dividend Credits for the period of July 1 of the prior year to June 30 of the current year determined, to the nearest whole Equivalent Share, by multiplying the number of forfeited Dividend Credits by a fraction, (i) the numerator of which is the total Dividend Credits which were posted to the Participant’s AMTOP Account for the period beginning July 1 of the previous Plan Year and ending June 30 of the current Plan Year (the “Calculation Period”), and (ii) the denominator of which is the aggregate of Dividend Credits posted to all active Participants’ AMTOP Accounts for the same period; provided, however, that, for purposes of calculating the numerator and the denominator of such fraction, the total number of Dividend Credits credited to any Participant’s AMTOP Account during such Calculation Period shall be deemed not to exceed the amount of $15,000 divided by the Fair Market Value of Shares as of the Valuation Date immediately preceding such June 30.
          (d) The following special allocation provisions shall be applicable notwithstanding the foregoing provisions of subparagraph (a):
1.	On the December 31 of the Calendar Year in which a Participant shall have completed ten (10) Years of Participation in AMTOP, the Administrator shall calculate the number of Forfeiture Credits to which such Participant would be entitled if the allocation of the Forfeiture Credit Pool had been made on such December 31 rather than on the succeeding June 30 as otherwise provided in subparagraph (a) (such number of Forfeiture Credits herein referred to as the “10-Year Frozen Credit Amount”), and, on the June 30 subsequent to such December 31, in lieu of allocation in accordance with subparagraph (a) hereof and if and so long as such Participant is then active as of such

June 30, the Administrator shall post to such Participant’s AMTOP Account a number of Forfeiture Credits equal to the 10-Year Frozen Credit Amount.

2.	On the December 31 of the Calendar Year in which a Participant shall have completed fifteen (15) Years of Participation in AMTOP, the Administrator shall calculate the number of Forfeiture Credits to which such Participant would be entitled if the allocation of the Forfeiture Credit Pool had been made on such December 31 rather than on the succeeding June 30 as otherwise provided in subparagraph (a) (such number of Forfeiture Credits herein referred to as the “15-Year Frozen Credit Amount”), and on the June 30 subsequent to such December 31, in lieu of allocation in accordance with subparagraph (a) hereof and if and so long as such Participant is then active as of such June 30, the Administrator shall post to such Participant’s AMTOP Account a number of Forfeiture Credits equal to the 15-Year Frozen Credit Amount.

3.	On the December 31 of the Calendar Year in which a Participant shall have completed sixteen (16) Years of Participation in AMTOP, and on each December 31 thereafter, the Administrator shall calculate the number of Forfeiture Credits to which such Participant would be entitled if the allocation of the Forfeiture Credit Pool had been made on such December 31 rather than on the succeeding June 30 as otherwise provided in subparagraph (a) (such number of Forfeiture Credits herein referred to as the “16-Year Frozen Credit Amount”), and on the June 30 subsequent to each such December 31 the Administrator, in lieu of allocation in accordance with subparagraph (a) hereof and if and so long as such Participant is then active as of such June 30, shall post to such Participant’s AMTOP Account a number of Forfeiture Credits equal to the 16-Year Frozen Credit Amount.
          4.5. Dividends; Dividend Credits - A book credit equal to amount of cash dividends, if any, with respect to a Share, multiplied by the number of AMTOP Credits in a Participant’s AMTOP Account, shall be credited to such Participant’s AMTOP Account not later than and the 15th day of the third month after the close of the Plan Year in which such dividends are received by the Administrator. Such book credit shall be in the form of Equivalent Shares to the nearest whole Share that could be purchased with such payment at Fair Market Value per Share determined as of the immediately preceding Valuation Date or Special Dividend Valuation Date, as applicable.
          4.6. Shares Subject to AMTOP - The Shares with respect to which awards may be made under AMTOP shall be Shares currently authorized but unissued, Shares currently held and/or Shares subsequently acquired by HealthMarkets or any subsidiary of HealthMarkets, as treasury shares (including Shares purchased on the open market or in private transactions). Subject to the provisions of this Section 4.6, the number of Shares which may be delivered under AMTOP shall not exceed 3,000,000 Shares in the aggregate. HealthMarkets will at all times reserve and keep available a sufficient number of Shares to satisfy the requirements of AMTOP. In the event that Equivalent Shares are forfeited pursuant to the provisions of AMTOP, such Equivalent Shares shall again be available for awards under AMTOP.
ARTICLE V.
VESTING AND PAYMENT TO ATOP
          5.1. Vesting - Subject to Section 5.2, 5.3, 5.4 and 5.5, a portion of a Participant’s previously unvested AMTOP Account balance shall vest on each January 1 based on the Participant’s consecutive Years of Participation on that date in accordance with the following schedule. For purposes of determining the vested percentage of a Participant’s AMTOP Account balance, Years of Participation prior to any Period of Ineligibility will not be counted. Except as set forth in Section 5.4, a Participant’s Contract with a Participating Agency must be in effect on December 31 of the prior Plan Year in order to proceed on the vesting schedule on any January 1.

VESTED PERCENTAGE OF PREVIOUSLY
UNVESTED
COMPLETE YEARS OF	AMTOP CREDITS
PARTICIPATION	ON JANUARY 1
Less than 1	0%
1 but less than 5	15%
5 but less than 8	20%
8 but less than 9	25%
9 but less than 10	50%
10	100%
          5.2. Alternate Vesting Schedule for Certain Participants - If a Participant has completed ten (10) consecutive years of vesting under AMTOP and has not had a complete withdrawal under ATOP and has not incurred a Period of Ineligibility under ATOP, then his or her AMTOP Account balance under AMTOP shall vest on each January 1 based on the Participant’s consecutive Years of Participation on that date in accordance with the following schedule. Except as set forth in Section 5.4, a Participant’s Contract with a Participating Agency must be in effect on December 31 of the prior Plan Year in order to proceed on the vesting schedule on any January 1.

VESTED PERCENTAGE OF PREVIOUSLY
UNVESTED
COMPLETE YEARS OF	AMTOP CREDITS
PARTICIPATION	ON JANUARY 1
Less than 1	0%
1 but less than 2	20.00%
2 but less than 3	33.33%
3 but less than 4	45.46%
4 but less than 5	63.64%
5 or more	100.00%
          5.3. Alternate Vesting Schedule for Certain Participants Who Have completed the Alternate Vesting Schedule in 5.2 - If a Participant has completed ten (10) consecutive years of vesting under AMTOP and five (5) additional years of vesting as outlined in Section 5.2 under AMTOP and has not had a complete withdrawal under ATOP, and has not incurred a Period of Ineligibility under ATOP, then his or her AMTOP Account balance under AMTOP shall vest one hundred percent (100%) each January 1. Except as set forth in Section 5.4, a Participant’s Contract with a Participating Agency must be in effect on December 31 of the prior Plan Year in order to proceed on the vesting schedule on any January 1.
          5.4. Vesting on Termination due to Death or Disability - If a Participant experiences a Termination Date due to death or Disability, the Participant’s AMTOP Credits that have not vested as of such Termination Date will become one hundred percent (100%) vested.
          5.5. Discretionary Vesting Acceleration - Notwithstanding the foregoing, the Sponsoring Company reserves the right in its discretion (with the approval of the Agent Plan Administrative Committee) to modify and/or accelerate the vesting schedule hereinabove set forth as to any individual Participant in AMTOP.

          5.6. Forfeitures - Subject to Section 5.4 and 5.5, if a Participant’s contractual relationship with all Participating Agencies is terminated with or without cause during the current Plan Year or if a Participant experiences a complete withdrawal from ATOP under Section 8.3(a) of ATOP, then the nonvested portion of his or her AMTOP Account shall be forfeited as of his or her Termination Date. Forfeited Matching Credits and/or certain Bonus Credits and/or Dividend Credits shall be accumulated into a Forfeiture Credit Pool to be allocated and posted pursuant to Section 4.4.
          5.7. AMTOP Payment - As soon as administratively practicable after January 1 of each Plan Year, the Sponsoring Company will make an AMTOP Payment to the ATOP Account of each of its active Agents participating in AMTOP in an amount equal to the newly vested AMTOP Credits under his or her AMTOP Account (to the nearest whole Equivalent Share). The AMTOP Payment shall be made in the form of Shares or cash equal to the amount necessary to purchase a number of Shares equal to the Participant’s then vested AMTOP Credits. Shares acquired for purposes of the AMTOP Payment may be newly issued Shares, Shares acquired by open market purchase and/or Shares purchased from ATOP Participants, as determined by the Administrator in its sole discretion. At the time the AMTOP Payment is made to the Participant’s ATOP Account, the number of such vested AMTOP Credits will be deducted from the Participant’s AMTOP Account. For purposes of this Section 5.7, an active Agent participating in AMTOP is a Participant under contract with a Participating Agency on December 31 of the prior Plan Year.
          5.8. Reduction of AMTOP Payment - In the event the Sponsoring Company, the Administrator or a Participating Agency shall be held liable under the federal securities laws, the securities laws of any state or otherwise to any Participant for any loss incurred by such Participant’s ATOP Account, then the AMTOP Payment and any prior AMTOP Payment shall be reduced on a dollar-for-dollar basis by the amount the Administrator on behalf of the Sponsoring Company credits the Participant’s ATOP Account in respect to such liability.
          5.9. Value of Vested AMTOP Credits -
          (a) The value of vested AMTOP Credits shall be determined as of the January 1 on which such AMTOP Credits vest by multiplying the number of AMTOP Credits then vesting times the Fair Market Value per Share as determined as of the immediately preceding Valuation Date.
          (b) The value of AMTOP Credits vesting upon the death of a Participant shall be determined by multiplying the number of such AMTOP Credits then vesting by the Fair Market Value per Share as determined as of the Valuation Date immediately preceding the date of death.
          (c) The value of AMTOP Credits vesting upon the Disability of a Participant shall be determined by multiplying the number of such AMTOP Credits then vesting by the Fair Market Value per Share as determined as of the Valuation Date immediately preceding the date the Plan Administrator receives notification of Disability.

ARTICLE VI.
AMENDMENT AND TERMINATION OF PLAN
          6.1. Amendment
          (a) Subject to Section 5.8, the Sponsoring Company through the Administrator reserves the right to amend AMTOP at any time for any reason, provided, however, that (a) no such amendment may (i) reduce a Participant’s AMTOP Payment to an amount less than the amount the Participant would be entitled to receive if he or she experienced a Termination Date with a Participating Agency on the day immediately preceding the effective date of the Amendment and (b) any proposed amendment to the Plan will be subject to approval of the shareholders of HealthMarkets if such amendment would have the effect of (i) materially increasing the benefits accruing to participants under the Plan, (ii) materially increasing the aggregate number of securities that may be issued under the Plan or (iii) materially modifying the requirements as to eligibility for participation in the Plan.
          (b) Any Participating Agency may, with approval of the Sponsoring Company, revise any part of its AMTOP Credit Addendum, including the stated Matching Percentage, by filing an amended AMTOP Credit Addendum with the Administrator. Amendments will become effective forty-five (45) days after notice of such amendment is distributed to Participants in accordance with procedures established by the Administrator, in its sole discretion, from time to time.
          6.2. Termination - While HealthMarkets expects and intends to continue AMTOP, it reserves the right to terminate AMTOP at any time. AMTOP will terminate as to all Participants on the first to occur of the following:
(a)	the date AMTOP is terminated by HealthMarkets;

(b)	the date that HealthMarkets is judicially declared bankrupt or insolvent; or

(c)	the date of the dissolution, merger, consolidation, or reorganization of HealthMarkets, or the sale of all or substantially all of HealthMarkets’ assets, except that arrangements may be made whereby AMTOP will be continued by any successor to HealthMarkets or any purchaser of substantially all of HealthMarkets’ assets, in which case the successor or purchaser will be substituted for HealthMarkets under AMTOP.
          6.3. Withdrawal of Participating Agency - A Participating Agency may withdraw its participation in AMTOP, or the Sponsoring Company through the Administrator may terminate any Participating Agency’s participation in AMTOP, in each case by submitting written notification of such event to the other party at least thirty (30) days prior to the effective date of such withdrawal or termination of participation. In the event a Participating Agency notifies the Administrator that it ceases to adopt AMTOP, or the Sponsoring Company through the Administrator withdraws its consent to the adoption of AMTOP by a Participating Agency, AMTOP shall terminate as to all Participants who are members of or contracted with such Participating Agency, as of the effective date of either such notice.
          6.4. AMTOP Payments on Termination - On termination of AMTOP in accordance with Sections 6.2 or 6.3, vesting of AMTOP Credits will be at the sole discretion of the Sponsoring Company. Each Participant’s final AMTOP Payment, if any, will be made as soon as administratively practicable following the date of such termination in accordance with Section 5.7. Subject to Section 5.8, no termination may retroactively reduce AMTOP Credits previously transferred to a Participant’s ATOP Account.
          6.5. Notice of Amendment - The Administrator will notify affected Participants of any material amendment or termination of AMTOP.
          6.6. Rights of Participants - Subject in all respects to the right of the Sponsoring Company as provided in Section 6.1 hereof to amend AMTOP at any time and the right of the Sponsoring Company to terminate AMTOP as provided in Section 6.2 hereof at any time, it is agreed and hereby acknowledged that the obligations, if any, to maintain and fund AMTOP shall be and remain solely the obligations of HealthMarkets in its capacity as Sponsoring Company and not the obligations of any of HealthMarkets’ subsidiaries, and no Participant hereunder shall have recourse to or other rights against any of HealthMarkets’ subsidiaries in connection with the funding or administration of AMTOP. Notwithstanding the foregoing, the Sponsoring Company reserves the right to fund and/or administer AMTOP through one or more of its subsidiaries.
          6.7. Prior Plan Agreements Superseded. The terms of AMTOP as herein set forth shall supersede in all respects and be in complete substitution for all other prior agreements and understandings with respect to the subject matter hereof, including without limitation the terms of AMTOP I and AMTOP II.
          6.8. Certificate of Incorporation – For the purposes of clarity, each Share transferred to a Participant’s ATOP Account under AMTOP shall be subject to the provisions of the Certificate of Incorporation, including any transfer, forced sale, redemption and other restrictions set forth therein.

HealthMarkets, Inc.
Agency Matching Total Ownership Plan
AMTOP
AMTOP Credit Addendum

Participating Agency:	UGA- Association Field Services, a division of The MEGA Life and Health Insurance Company 500 Grapevine Highway Suite 300 Hurst, Texas 76054

New United Agency, Inc. 500 Grapevine Highway Suite 300 Hurst, Texas 76054

Performance Driven Awards, Inc. 500 Grapevine Highway, Suite 300 Hurst, Texas 76054
I.	MATCHING PERCENTAGE - Subject to the following provisions and Article IV of the AMTOP plan document, the Matching Percentage is established at 100%.

II.	QUALIFYING PRODUCTION REQUIREMENT - Subject to the following provisions and Article IV of the AMTOP plan document, each Participant will be eligible for a Matching Credit each month if he or she attains the following production requirements stated in terms of qualified production credits (“QPCs”) of insurance policies and/or ancillary products submitted during the immediately preceding three (3) month period:

	Personal QPCs	Team QPCs
Writing Agents	40,000 QPCs	N/A
District Sales Leader	40,000 QPCs	160,000 QPCs
Divisional Sales Leader	40,000 QPCs	360,000 QPCs
Regional Sales Leader	40,000 QPCs	2,500,000 QPCs
             This Addendum is effective as of April 5, 2006.

HealthMarkets, Inc.

By:

Name:

Its:

UGA – Association Field Services, a division of The MEGA Life and Health Insurance Company

By:

Name:

Its:

New United Agency, Inc.

By:

Name:

Its:

Performance Driven Awards, Inc.

By:

Name:

Its:

HealthMarkets, Inc.
Agency Matching Total Ownership Plan
(“AMTOP”)
First Amendment
          This First Amendment (the “First Amendment”) amends that certain HealthMarkets, Inc. Agency Matching Total Ownership Plan as amended and restated effective April 5, 2006 (“AMTOP”) as and solely to the extent expressly set forth herein. Except as otherwise expressly stated in this First Amendment, all capitalized terms used herein shall have the meanings assigned to those terms under AMTOP.
          1. Pursuant to Section 6.1(a) of AMTOP, HealthMarkets, Inc. (the “Company”) hereby amends Section 1.19 of AMTOP by deleting Section 1.19 in its entirety and inserting in lieu thereof and in substitution therefor the following:
“Fair Market Value” of a Share shall be determined as of each Valuation Date or Special Dividend Valuation Date, as applicable, by the Board in good faith. In determining “Fair Market Value,” the Board will consider (among other factors it deems appropriate) the valuation prepared by The Blackstone Group (“Blackstone”) in the ordinary course of business for reporting to its advisory board and investors. Within not more than ten (10) business days following each Valuation Date or Special Dividend Valuation Date, as applicable, within not more than eighty-five (85) business days following the Valuation Date coinciding with December 31, 2006, and within not more than forty (40) business days following the Valuation Date coinciding with December 31 of each Plan Year thereafter, Blackstone will deliver to the Board its current valuation, and within not more than five (5) business days thereafter the Board shall deliver to the Sponsoring Company, the Administrator and each Participating Agency its determination of Fair Market Value of a Share as of the immediately preceding Valuation Date or Special Dividend Valuation Date, as applicable. References throughout this plan document to the “current” or “then” Fair Market Value or the Fair Market Value “as of” a particular date shall be deemed to mean, in each case, the Fair Market Value of a Share as of the immediately preceding Valuation Date or Special Dividend Valuation Date, as applicable. Notwithstanding the foregoing, if there is a regular public trading market for such Shares, “Fair Market Value” shall mean, as of any given date, the mean between the highest and lowest reported sales prices of a Share during normal business hours on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed or on NASDAQ.
          2. The terms of AMTOP, as amended and supplemented hereby, are confirmed in all respects and remain in full force and effect.
          3. This First Amendment is effective as of March 14, 2007.

HealthMarkets, Inc.

By: Name:	Peggy G. Simpson

Its:	Corporate Secretary

HealthMarkets, Inc.
Agency Matching Total Ownership Plan
(“AMTOP”)
Second Amendment
          This Second Amendment (this “Second Amendment”) amends that certain HealthMarkets, Inc. Agency Matching Total Ownership Plan as amended and restated effective April 5, 2006, as further amended by that certain First Amendment to the HealthMarkets, Inc. Agency Matching Total Ownership Plan effective March 14, 2007 (as amended, “AMTOP”) as and solely to the extent expressly set forth herein. Except as otherwise expressly stated in this Second Amendment, all capitalized terms used herein shall have the meanings assigned to those terms under AMTOP.
          7. Pursuant to Section 6.1 of AMTOP, HealthMarkets, Inc. (the “Company”) hereby amends Section 4.5 of AMTOP by deleting Section 4.5 in its entirety and inserting in lieu thereof and in substitution therefor the following:
“Dividends; Dividend Credits - A book credit equal to amount of cash dividends, if any, with respect to a Share, multiplied by the number of AMTOP Credits in a Participant’s AMTOP Account, shall be credited to such Participant’s AMTOP Account promptly after such dividends are received by the Administrator. Such book credit shall be in the form of Equivalent Shares to the nearest whole Share that could be purchased with such payment at Fair Market Value per Share determined as of the immediately preceding Valuation Date or Special Dividend Valuation Date, as applicable.”
          8. The terms of AMTOP, as amended and supplemented hereby, are confirmed in all respects and remain in full force and effect.
          9. This Second Amendment is effective as of May 3, 2007.

HealthMarkets, Inc.

By: Name:	Peggy G. Simpson

Its:	Corporate Secretary

HealthMarkets, Inc.
Agency Matching Total Ownership Plan
(“AMTOP”)
Third Amendment
     This Third Amendment (the “Third Amendment”) amends that certain HealthMarkets, Inc. Agency Matching Total Ownership Plan as amended and restated effective April 5, 2006, as further amended by that certain First Amendment to the HealthMarkets, Inc. Agency Matching Total Ownership Plan effective as of March 14, 2007 and that certain Second Amendment to the HealthMarkets, Inc. Agency Matching Total Ownership Plan effective as of May 3, 2007 (as amended, “AMTOP”) as and solely to the extent expressly set forth herein. Except as otherwise expressly stated in this Third Amendment, all capitalized terms used herein but not defined shall have the meanings assigned to those terms under AMTOP.
     1. Pursuant to Section 6.1 of AMTOP, HealthMarkets, Inc. hereby amends AMTOP by deleting Section 1.19 in its entirety and inserting in lieu thereof and in substitution therefor the following:
“Fair Market Value” of a Share shall be determined as of each Valuation Date or Special Dividend Valuation Date, as applicable, by the Board in good faith. In determining “Fair Market Value,” the Board will consider (among other factors it deems appropriate) the valuation prepared by The Blackstone Group (“Blackstone”) in the ordinary course of business for reporting to its advisory board and investors. Following each Valuation Date or Special Dividend Valuation Date, as applicable, Blackstone will deliver to the Board its current valuation by no later than the earlier of: (1) any public announcement of the Company’s financial results for the most recent fiscal period, or (2) the day that the Company files with the United States Securities and Exchange Commission (the “SEC”) its next Quarterly Report on Form 10-Q or, in the case of a Valuation Date coinciding with December 31 of each Plan Year, by no later than the date that the Company files with the SEC its next Annual Report on Form 10-K, and promptly thereafter the Board shall deliver to the Sponsoring Company, the Administrator and each Participating Agency its determination of Fair Market Value of a Share as of the immediately preceding Valuation Date or Special Dividend Valuation Date, as applicable. References throughout this plan document to the “current” or “then” Fair Market Value or the Fair Market Value “as of” a particular date shall be deemed to mean, in each case, the Fair Market Value of a Share as of the immediately preceding Valuation Date or Special Dividend Valuation Date, as applicable. Notwithstanding the foregoing, if there is a regular public trading market for such Shares, “Fair Market Value” shall mean, as of any given date, the mean between the highest and lowest reported sales prices of a Share during normal business hours on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed or on NASDAQ.
     2. The terms of AMTOP, as amended and supplemented hereby, are confirmed in all respects and remain in full force and effect.
     3. This Third Amendment is effective as of August 15, 2008.

HealthMarkets, Inc.
By:
	Name:	Peggy G. Simpson
	Its:	Corporate Secretary

HealthMarkets, Inc.
Agency Matching Total Ownership Plan
(“AMTOP”)
Fourth Amendment
     This Fourth Amendment (the “Fourth Amendment”) amends that certain HealthMarkets, Inc. Agency Matching Total Ownership Plan as amended and restated effective April 5, 2006, as further amended by that certain First Amendment to the HealthMarkets, Inc. Agency Matching Total Ownership Plan effective March 14, 2007, that certain Second Amendment to the HealthMarkets, Inc. Agency Matching Total Ownership Plan effective May 3, 2007 and that certain Third Amendment to the HealthMarkets, Inc. Agency Matching Total Ownership Plan effective August 15, 2008 (as amended, “AMTOP”), as and solely to the extent expressly set forth herein. Except as otherwise expressly stated in this Fourth Amendment, all capitalized terms used herein shall have the meanings assigned to those terms under AMTOP.
     1. Pursuant to Section 6.1 of AMTOP, effective as of December 31, 2008 HealthMarkets, Inc. (the “Company”) hereby amends AMTOP by deleting Section 1.15 in its entirety and inserting in lieu thereof and in substitution therefore the following:
     “Disability” means (i) for a Participant who has not attained full Social Security retirement age, the physical or mental disability of such Participant that constitutes a total disability as determined by the Social Security Administration and (ii) for a Participant who has attained full Social Security retirement age, the physical or mental disability of such Participant that constitutes a total disability as determined by the Plan Administrator.
     2. Pursuant to Section 6.1 of AMTOP, effective as of September 1, 2008 the Company hereby amends AMTOP by deleting Section 1.26 in its entirety and inserting in lieu thereof and in substitution therefore the following:
     “Matching Percentage” means the percentage designated from time to time by each Participating Agency on an AMTOP Credit Addendum for purposes of determining the Matching Credits to be posted pursuant to Section 4.1 to a Participant’s AMTOP Account by the Administrator on behalf of the Sponsoring Company; provided, however, that the Matching Percentage is established initially at one hundred percent (100%). Notwithstanding the foregoing, subject to the last sentence of this Section 1.26, the Matching Percentage shall be increased and shall be equal to two hundred percent (200%) with respect to such eligible Agent’s Matching Credits posted during the period beginning on September 1, 2008 and ending on December 31, 2010 (the “New Horizon Period”) for any Participant so long as: (i) the Participant has completed in a timely manner any New Horizon enrollment form(s) required by the Administrator and (ii) the Participant does not request during the New Horizon Period a partial withdrawal under Section 8.2 of ATOP (other than a partial withdrawal under Section 8.2(a)(3) of ATOP), a complete withdrawal under Section 8.3 of ATOP (other than a complete withdrawal under Section 8.3(b) of ATOP as a result of death or Disability) or a special ATOP distribution and withdrawal under Section 8.5 of ATOP (other than a special ATOP distribution and withdrawal under Section 8.5(a) of ATOP as of the Initial Dream Team I Withdrawal Date, but not in any period succeeding the Initial Dream Team I Withdrawal Date). The additional one hundred percent (100%) added to the Matching Percentage during the New Horizon Period, together with the additional $1,000 added to the maximum monthly Matching Credit during the New Horizon Period as described in the first sentence of Section 4.1, shall be referred to herein as the “New Horizon Enhancement.” The New Horizon Enhancement shall apply only during the period of the Participant’s enrollment in New Horizon and shall apply solely to first year commissions and/or compensation and not to renewal commissions and/or compensation.
     3. Pursuant to Section 6.1 of AMTOP, effective as of September 1, 2008 the Company hereby amends AMTOP by deleting Section 4.1 in its entirety and inserting in lieu thereof and in substitution therefore the following:
     Matching Credit — For any given month, a Participant must meet the production requirement set forth on the applicable AMTOP Credit Addendum and make an ATOP contribution to be eligible for the Matching Credit; provided, however, that in no event shall the value of a monthly Matching Credit exceed $2,000 in any given month; provided, further, that during the New Horizon Period in no event shall the value of a monthly Matching Credit exceed $3,000 in any given month so long as: (i) the Participant has completed in a timely manner any New Horizon enrollment form(s) required by the Administrator and (ii) the Participant does not request during the New Horizon Period a partial withdrawal under Section 8.2 of ATOP (other than a partial withdrawal under Section 8.2(a)(3) of ATOP), a complete withdrawal under Section 8.3 of ATOP (other than a complete withdrawal under Section 8.3(b) of ATOP as a result of death or Disability) or a special ATOP distribution and withdrawal under Section 8.5 of ATOP (other than a special ATOP distribution and withdrawal under Section 8.5(a) of ATOP as of the Initial Dream Team I Withdrawal Date, but not in any period succeeding the Initial Dream Team I Withdrawal Date). Each month the Administrator will post on behalf of a Participating Agency a Matching Credit to the AMTOP Account of each Participant eligible for such Matching Credit. Except as provided in the applicable AMTOP Credit Addendum, the Matching Credit posted to each Participant’s AMTOP Account, if any, shall equal the number of Shares purchased under ATOP for that month with the Participant’s ATOP contribution, excluding any Enhancement Amounts (as that term is defined in ATOP), multiplied by the Matching Percentage. The posting date of the Matching Credit will be the same day as the Participant’s Credit Date (as that term is defined in ATOP) for the Participant’s ATOP contributions for the month.
     4. Pursuant to Section 6.1 of AMTOP, effective as of December 31, 2008 the Company hereby amends AMTOP by deleting Section 5.4 in its entirety and inserting in lieu thereof and in substitution therefore the following:
     Vesting and Payment on Termination Due to Death or Disability — If a Participant experiences a Termination Date due to death or Disability, the Participant’s AMTOP Credits that have not vested as of such Termination Date will become one hundred percent (100%) vested and the Sponsoring Company will make an AMTOP Payment to the Participant’s ATOP Account with respect to such vested AMTOP Credits as soon as administratively practicable after such Termination Date.
     5. Pursuant to Section 6.1 of AMTOP, effective as of September 1, 2008 the Company hereby amends AMTOP by adding the following as a new Section 5.10:
     Vesting of New Horizon Enhancement — Notwithstanding any other provision of Article V, any portion of a Participant’s AMTOP Account balance that is a New Horizon Enhancement shall remain unvested until January 1, 2011, on which date such portion of the Participant’s AMTOP Account shall become vested otherwise in accordance with the terms of Article V, with the Participant receiving credit for any vesting that otherwise would have occurred during the New Horizon Period. Notwithstanding any other provision of Article V, any portion of a Participant’s AMTOP Account balance that is a New Horizon Enhancement that is forfeited shall not become part of the Forfeiture Credit Pool.
     6. Pursuant to Section 6.1 of AMTOP, effective as of December 31, 2008 the Company hereby amends AMTOP by adding the following as a new Section 6.9:
     Section 409A of the Code. To the extent applicable, it is intended that the compensation arrangements under AMTOP be in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”). The AMTOP will be construed, to the maximum extent permitted, in a manner to give effect to such intention. To the extent that any provision of AMTOP would result in a Participant being subject to payment of the additional tax, interest and penalty under Section 409A, the Sponsoring Company through the Administrator reserves the right to amend AMTOP at any time in order to bring AMTOP into compliance with Section 409A; and thereafter interpret its provisions in a manner that complies with Section 409A. In no event whatsoever (including, but not limited to, as a result of this Section or otherwise) will the Sponsoring Company or any of its affiliates be liable for any tax, interest or penalties that may be imposed on a Participant under Section 409A. Neither the Sponsoring Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.
     7. The terms of AMTOP, as amended and supplemented hereby, are confirmed in all respects and remain in full force and effect.

HealthMarkets, Inc.
By:
	Name:	Peggy G. Simpson
	Its:	Corporate Secretary